Exhibit 10.6

EXECUTION COPY

UNITED STATES BANKRUPTCY COURT SOUTHERN DISTRICT OF NEW YORK
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In re	:	Chapter 11
:
U.S. SHIPPING PARTNERS L.P., et al.	:	Case No. 09-12711 (RDD)
:
Debtors.	:	(Jointly Administered)
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U.S. SHIPPING PARTNERS L.P., et al.,	:
:
Plaintiffs,	:
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- against -	:	Adv. Proc. No. 09-1170
	:	(RDD)
BLACKSTONE CORPORATE DEBT	:
ADMINISTRATION L.L.C.; CERBERUS	:
PARTNERS, L.P.; STYX PARTNERS, L.P.; A3	:
FUNDING LP; BLACKSTONE MEZZANINE	:
PARTNERS II USS L.P.; BLACKSTONE	:
MEZZANINE HOLDINGS II L.P.;	:
BLACKSTONE FAMILY INVESTMENT	:
PARTNERSHIP V USS L.P.; BLACKSTONE	:
FAMILY INVESTMENT PARTNERSHIP V L.P.;	:
BLACKSTONE FAMILY INVESTMENT	:
PARTNERSHIP V-A USS SMD L.P.;	:
BLACKSTONE PARTICIPATION	:
PARTNERSHIP V L.P.; BLACKSTONE	:
PARTICIPATION PARTNERSHIP V USS L.P.;	:
BLACKSTONE FAMILY INVESTMENT	:
PARTNERSHIP V-A L.P.; and BLACKSTONE	:
CAPITAL PARTNERS V USS L.P.,	:
Defendants.	:
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SETTLEMENT AGREEMENT AND RELEASE

This Settlement Agreement and Release (the “Agreement”), dated as of July 10, 2009, is entered into by and among U.S. Shipping Partners L.P. (“USSP”), USS Product Manager LLC (“Product Manager”), USS Product Carriers LLC (“Product Carriers”), USS PC Holding Corp. (collectively, the “Debtors”), Blackstone Corporate Debt Administration L.L.C.,

Blackstone Capital Partners V USS L.P., Blackstone Family Investment Partnership V USS L.P., Blackstone Family Investment Partnership V-A USS SMD L.P., Blackstone Participation Partnership V USS L.P., Blackstone Mezzanine Partners II USS L.P., Blackstone Mezzanine Holdings II USS L.P., Blackstone Family Mezzanine Partnership II USS SMD L.P., Cerberus Partners, L.P., Styx Partners, L.P., and A3 Funding LP (collectively, the “Blackstone/Cerberus Parties”1) and USS Products Investor LLC (“Products Investor”) (taken together, the “Parties”):

RECITALS

WHEREAS, on March 14, 2006, Product Carriers entered into a contract with the National Steel and Shipbuilding Company (“NASSCO”), which was subsequently amended and restated (the “Construction Contract”), under which NASSCO would construct nine double-hulled tankers for USSP;

WHEREAS, on August 7, 2006, Product Carriers and certain of the Blackstone/Cerberus Parties agreed to form a joint venture (the “Joint Venture”) to finance the construction of the first five NASSCO vessels (the “Vessels”);

WHEREAS, Products Investor was formed for the purpose of carrying out the Joint Venture;

WHEREAS, some or all of the Parties entered into various additional agreements to accomplish the Joint Venture’s goals, including but not limited to a Limited Liability Company Agreement (the “LLC Agreement”), dated August 7, 2006, a Revolving Notes Facility Agreement (the “Credit Agreement”), dated August 7, 2006, and a Management and Operating Agreement (the “Management Agreement”), dated August 7, 2006;

[1]	For purposes of this Agreement, the Blackstone/Cerberus Parties are understood and agreed to encompass all Blackstone and Cerberus entities that are currently Class A Members (as defined below) and/or lenders pursuant to the Credit Agreement (as defined below).

WHEREAS, pursuant to the LLC Agreement, certain of the Blackstone/Cerberus Parties are “Class A Members” and Product Carriers is the “Class B Member,” and Product Carriers was appointed as Products Investor’s initial Managing Member;

WHEREAS, pursuant to the Management Agreement, Product Manager was appointed to act as manager of the Vessels (“Vessel Manager”) and was responsible for, among other things, construction oversight, chartering the Vessels, and the crewing, management, maintenance and repair of the Vessels;

WHEREAS, in February 2009, the Blackstone/Cerberus Parties sent a series of letters notifying Product Manager and Product Carriers that they were taking certain actions under the operative agreements (i.e., the Management Agreement, the LLC Agreement and the Credit Agreement), including, among other things, (a) declaring an Event of Default under the Credit Agreement; (b) terminating Product Manager as Vessel Manager; (c) removing Product Carriers as Managing Member and designating Blackstone Capital Partners V USS L.P. as the new Managing Member; and (d) advising Products Investor that it was commencing foreclosure proceedings on certain of its assets (collectively, the “February Actions”);

WHEREAS, Product Carriers and Product Manager sent corresponding objections to the February Actions to the Blackstone/Cerberus Parties;

WHEREAS, on April 3, 2009, Product Carriers and Product Manager filed an action (the “State Court Action”), USS Product Carriers LLC and USS Product Manager LLC v. Blackstone Corporate Debt Administration L.L.C. et al (Index No. 601038/2009), in the Supreme Court of the State of New York, County of New York, seeking a declaration that the February Actions were unauthorized and invalid and, pending a final determination of the State

Court Action, seeking a preliminary injunction to prevent the Blackstone/Cerberus Parties from exercising their claimed rights under the operative agreements;

WHEREAS, on April 8, 2009, the Blackstone/Cerberus Parties filed an Answer and Counterclaim, together with a Cross-Motion for Preliminary Injunction seeking to enjoin Product Carriers and Product Manager from holding themselves out as Managing Member and Vessel Manager for Products Investor, and from interfering with any foreclosure on Products Investor’s assets;

WHEREAS, pending a hearing on Product Carriers’ and Product Manager’s motion for the preliminary injunction, Product Carriers, Product Manager and the Blackstone/Cerberus Parties agreed to a temporary restraining order restraining the Blackstone/Cerberus Parties from (i) foreclosing upon the vessel Golden State or the membership interests in the Joint Venture’s subsidiary that owns the vessel except upon five business days prior notice, which notice could not be given before May 1, 2009, or (ii) replacing Product Manager as vessel manager of the vessel Golden State and the other four vessels currently being constructed for the Joint Venture prior to May 7, 2009, with notice of replacement, if any, to be given at least five business days prior to such replacement;

WHEREAS, Debtors commenced their voluntary cases under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), on April 29, 2009 (the “Petition Date”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”), Case No. 09-12711 (RDD) (Jointly Administered);

WHEREAS, on the Petition Date, Debtors filed an adversary proceeding, entitled U.S. Shipping Partners, L.P., et al. v. Blackstone Corporate Debt Administration L.L.C. et al.,

No. 09-1170 (RDD) (the “Adversary Proceeding”), and removed the State Court Action to United States District Court for the Southern District of New York, which was subsequently referred to the Bankruptcy Court (No. 09-1175 (RDD));

WHEREAS, by Motion dated April 29, 2009, the Debtors sought (a) entry of an order enforcing the automatic stay of section 362 of the Bankruptcy Code against the Blackstone/Cerberus Parties from, inter alia, foreclosing upon the assets of the Joint Venture and interfering with the Debtors’ functioning as Managing Member of the Joint Venture, and (b) if the automatic stay did not apply, the issuance of a preliminary injunction pursuant to section 105 of the Bankruptcy Code, and on April 30, 2009, Product Carriers, Product Manager and the Blackstone/Cerberus Parties stipulated to the entry of a temporary restraining order pending a hearing on the preliminary injunction request;

WHEREAS, mutually desiring to avoid the burdens, risks and expenses of potential litigation between themselves, the Parties have entered into this Agreement to facilitate a full and final resolution and settlement of the Adversary Proceeding and the State Court Action, and to fully and finally resolve and settle any and all disputes between themselves;

WHEREAS, the Debtors have considered the benefit to the Debtors’ estates and creditors that will be received as a result of the settlement of the Adversary Proceeding and the State Court Action, particularly in light of the costs, uncertainties and risks of further litigation, and have concluded that the settlement contained herein is (i) fair and equitable, (ii) a reasonable resolution of the Adversary Proceeding and the State Court Action, and (iii) in the best interests of the Debtors, their estates, their creditors, and all other parties-in-interest;

WHEREAS, the Parties desire to set forth detailed terms for the settlement that was set forth on the Bankruptcy Court record by the Parties on June 3, 2009,

NOW, THEREFORE, in consideration of the foregoing, the covenants and releases herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1. Bankruptcy Court Approval/Effective Date. (a) This Agreement is subject to approval by the Bankruptcy Court under Rule 9019 of the Federal Rules of Bankruptcy Procedure (“Rule 9019”) and Sections 363(b) and (f) of the Bankruptcy Code. If the Effective Date (as defined below) does not occur and this Agreement is terminated, neither this Agreement, its terms, any affidavits filed in support of this Agreement, correspondence regarding it, nor any negotiations in connection with this Agreement shall be, or be construed as or deemed to be, evidence of or an admission by or against any Party or admissible in any judicial, administrative or other proceeding, and this Agreement shall be null, void and of no further force or effect ab initio, and the Parties shall retain all of their rights, claims and defenses vis-à-vis one another, including, without limitation, the claims and defenses asserted or assertable in the Adversary Proceeding and/or the State Court Action.

(b) The effective date of the Agreement (the “Effective Date”) shall occur on the date that all of the following conditions precedent are satisfied or, in the case of the condition in paragraph 1(b)(iv), satisfied or waived: (i) this Agreement shall have been executed and delivered by all Parties hereto; (ii) the Bankruptcy Court shall have entered on the docket an order (the “Approval Order”) approving the settlement in form and substance reasonably satisfactory to the Parties (including, without limitation, findings by the Bankruptcy Court that the Parties had entered into this Agreement in good faith and are entitled to the protections of Section 363(m) of the Bankruptcy Code); (iii) no stay of the Approval Order prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect; and (iv)

either no appeal of the Approval Order shall have been filed or be pending on the 11th day following the date of entry thereof or, if there has been an appeal of the Approval Order, all appellate remedies have been fully exhausted and the Approval Order has been affirmed. If all the conditions to the Effective Date have been satisfied other than the condition in paragraph 1(b)(iv), the Blackstone/Cerberus Parties shall have the right to waive, in their sole discretion, satisfaction of such condition. In the event the Effective Date does not occur or cannot occur because one of the conditions precedent cannot be satisfied, and such conditions are not waived by the Blackstone/Cerberus Parties, the terms set forth herein shall be null and void and of no binding effect on any of the Parties. Each of the Parties hereto shall use their commercially reasonable efforts to cause the Effective Date to occur as promptly as possible after the date hereof, which for the avoidance of doubt shall not in any way impair the Blackstone/Cerberus Parties right, in their sole discretion, to not waive any unsatisfied condition precedent hereunder.

(c) Debtors shall file a motion seeking approval under Rule 9019 and Sections 363(b) and (f) of the Bankruptcy Code, in form and substance reasonably acceptable to the Blackstone/Cerberus Parties, within 5 business days of the execution of this Agreement. The Parties hereto shall use reasonable efforts to cause the entry of the Approval Order approving and incorporating this Agreement. Reasonable efforts shall include the presentation of necessary evidence (documentary and testimony) to support entry of the Approval Order.

2. Transfer of Product Carriers’ Class B Interest. (a) As of the Effective Date, Product Carriers shall irrevocably transfer, for consideration of $1, all of its right, title and interest as the Class B Member under the LLC Agreement, and all such right, title and interest, and all obligations, of the Class B Member under the LLC Agreement shall be automatically and irrevocably deemed transferred, free and clear of all Liens (as defined below) other than the

NASSCO Lien (as defined below), to the Class A Members ratably according to each such Class A Member’s interest (obtained by dividing such Class A Member’s Capital Account (as defined in the LLC Agreement) balance by the aggregate Capital Account balances of all Class A Members). Products Carriers agrees that it shall file, and cause to be filed, all tax returns, reports and any other tax-related documents in a manner consistent with the transfer of the Class B Member Interest for $1. Product Carriers represents and warrants to the Blackstone/Cerberus Parties on the date hereof and immediately prior to the transfer on the Effective Date that, Product Carriers (i) is the record and beneficial owner of the Class B Member Interest (as defined in the LLC Agreement), and (ii) has good and valid title to the Class B Member Interest, free and clear of any lien, mortgage, pledge, claim, encumbrance, charge or other security interest (a “Lien”), other than any Lien (I) on payments and other distributions made in connection with the Class B Member Interest arising as a result of the Collateral Assignment entered into between Product Carriers and NASSCO on August 7, 2006, to secure obligations owed under Article 36 of the Construction Contract (the “NASSCO Lien”) and (II) on the Class B Member Interest, and any payments and distributions made in respect thereof, arising as a result of the Bankruptcy Court’s Stipulation and Second Interim Order Regarding Use of Cash Collateral and Adequate Protection, dated May 27, 2009, and any subsequent interim or final order that supercedes such Second Interim Order.

(b) The Parties hereby acknowledge and agree that effective as of the Effective Date (i) Product Carriers will not be and no longer has the right to be the Managing Member of Products Investor, and (ii) Product Carriers no longer has, nor has any right to appoint, any persons acting as directors and representatives of the Class B Member on the Board of Directors of Products Investor. Product Carriers shall, as of the Effective Date, deliver to the

Blackstone/Cerberus Parties the Certificate of Interest (as defined in the LLC Agreement) with respect to the Class B Member Interest endorsed in blank or accompanied by duly executed assignment documents.

(c) It is further understood and agreed that, except as expressly set forth in this Agreement, (i) Product Carriers shall have as of the Effective Date relinquished all rights under the LLC Agreement with respect to Products Investor and (ii) the Debtors shall have as of the Effective Date relinquished all rights in respect of Products Investor and the Joint Venture, including all Vessels owned by or being constructed on behalf of the Joint Venture.

(d) At the Effective Date, there shall be a closing of the books of Products Investor, and each item of income, gain, loss and deduction of Products Investor for the period from January 1, 2009 through but excluding the Effective Date shall be allocated among the Class A Members and the Class B Member in accordance with the LLC Agreement as in effect on the date hereof. For the avoidance of doubt, no item of income, gain, loss or deduction arising from and after the Effective Date shall be allocated to Product Carriers.

(e) The Parties hereto acknowledge and agree that as of the Effective Date the Performance Guaranty, dated as of August 7, 2006, made by U.S. Shipping Partners L.P. and USS PC Holding Corp. to Products Investor, shall be terminated and of no further force and effect.

3. Termination of Management Agreement. (a) Debtors hereby acknowledge, confirm, and agree that as of the Effective Date Product Manager shall be terminated as Vessel Manager with respect to all Vessels, provided, however, that Product Manager shall remain as Vessel Manager and continue to provide Management and Operating Services (as defined in the Management Agreement) with respect to all Vessels, except as provided in this Agreement (but for the avoidance of doubt, as of the Effective Date Product Manager shall not provide Construction Supervision Services (as defined in the Management Agreement) except to the extent requested by Products Investor in accordance with paragraph 4(c)(i) hereof), until the earlier of (i) seventy-five days following the Effective Date, provided that Product Manager has complied in all material respects with its obligations in Section 3(b) below to cooperate with and assist in the transition of vessel management duties, and (ii) such time following the Effective Date as Products Investor and/or Blackstone/Cerberus Parties appoint a replacement Vessel manager (the “Replacement Vessel Manager”) in their sole discretion, the Replacement Vessel Manager assumes full operational and management control of the Golden State, the Pelican State and any other Vessel Delivered (as defined in the Construction Contract) prior to the Effective Date (collectively the “Operating Vessels”), and Debtors receive notification from Products Investor that full operational and management control of the Operating Vessels has been assumed by such Replacement Vessel Manager (which the Blackstone/Cerberus Parties estimate will be completed within approximately 60 days from the Effective Date), such notice to be given no later than one business day after the date all persons employed by Debtors or USS Transport LLC have vacated the Golden State and the Pelican State at the request of the Blackstone/Cerberus Parties (the period between the Effective Date and the earlier of the foregoing dates being the “Management Transition Period”). The Blackstone/Cerberus Parties agree to use commercially reasonable efforts to (i) appoint a Replacement Vessel Manager as soon as practicable after the Effective Date and (ii) cause the Replacement Vessel Manager to assume full operational and management control of the Operating Vessels within approximately 60 days after the Effective Date. Subject to paragraph 3(e) of this Agreement, Product Manager shall not be entitled to any Management Fees (as defined in the Management Agreement) from Products Investor or the Blackstone/Cerberus Parties for the period from and after June 2, 2009, except for payments that are expressly provided for by this Agreement. Product Manager shall be entitled to receive from Products Investor, and Products Investor shall pay to Product Manager, all Reimbursable Expenses (as defined in the Management Agreement and including any such expenses as specified in paragraph 3(c) hereof as being Reimbursable Expenses) pursuant to Section 4.3 of the Management Agreement which are incurred prior to the end of the Management Transition Period in providing Management and Operating Services under the Management Agreement or pursuant to this paragraph 3(a), consistent with past practice and regardless of whether incurred before or after the date of this Agreement. All payments of Reimbursable Expenses shall be made in the ordinary course of business consistent with past practice.

(b) During the Management Transition Period, Debtors agree that Product Manager shall use commercially reasonable efforts to cooperate with and assist the Replacement Vessel Manager with an orderly transition of Vessel Manager duties with respect to the Operating Vessels. Upon completion of the Management Transition Period, or at such earlier time as Products Investor or the Blackstone/Cerberus Parties may request, upon at least five (5) business days’ notice, with respect to any Vessel, Debtors and their affiliates, crew, employees, staff, and agents shall immediately vacate all Vessels, unless Products Investor or the Blackstone/Cerberus Parties in their sole discretion determine to waive this requirement in writing on an individual-by-individual basis for specifically identified Vessel personnel (it being understood and agreed that any such individual may elect to remain in the employ of Debtors). The Parties agree that the Management Agreement and all rights and obligations of Product Manager thereunder shall be terminated upon completion of the Management Transition Period;

provided, however, that Sections 4.3, 7, 8, 12 through 16, 18, 20 and 21 of the Management Agreement shall survive termination of the Management Agreement and shall apply to services rendered pursuant to this Agreement as though they were provided pursuant to the Management Agreement.

(c) Debtors agree to use commercially reasonable efforts to assist Products Investor and Blackstone/Cerberus Parties in obtaining any consents, novations, authorizations, approvals, exemptions, notices or other agreements from third parties, including without limitation the U.S. Navy Military Sealift Command, Marathon Petroleum Company LLC and BP West Coast Products LLC, with regard to any charters, the appointment of the Replacement Vessel Manager, and all other matters contemplated in this Agreement, as may be reasonably requested by the Blackstone/Cerberus Parties, it being understood and agreed that (i) Debtors shall not be required to expend any funds in assisting the Blackstone/Cerberus Parties in obtaining any consents, novations, authorizations, approvals, exemptions, notices or other agreements from third parties hereunder unless such expenditure of funds is specifically requested by the Blackstone/Cerberus Parties in writing, in which event such funds expended by the Debtors shall be Reimbursable Expenses under the Management Agreement and reimbursed to Product Manager in accordance with the Management Agreement and (ii) the failure of Products Investor and the Blackstone/Cerberus Parties to obtain any consents, novations, authorizations, approvals, exemptions, notices or other agreements from third parties shall not affect the Settlement Payments due Product Manager hereunder.

(d) As soon as practicable, Debtors shall deliver to Products Investor, the Blackstone/Cerberus Parties, and/or the Replacement Vessel Manager copies of all books, records, reports, and contracts of Products Investor, Vessel Manager (with respect to the Vessels)

and the Vessels and all further information concerning Products Investor’s business, properties and, except to the extent prohibited by applicable law, personnel, including but not limited to the reports and statements set forth on Schedule A hereto, and any other reports required pursuant to the LLC Agreement, Management Agreement, and Credit Agreement as the Blackstone/Cerberus Parties may reasonably request.

(e) The Parties agree that, in the event all conditions to the Effective Date have been satisfied other than the condition in paragraph 1(b)(iv), until the Effective Date, Products Investor shall continue to pay to Product Manager, in accordance with the terms of the Management Agreement, (i) the Annual Management Fee (as defined in the Management Agreement) in respect of each Operating Vessel (all payments made pursuant to this Section 3(e)(i) being collectively referred to as the “Interim Management Fee”) and (ii) the Oversight Fee (as defined in the Management Agreement) in respect of each Vessel under construction (all payments made pursuant to this Section 3(e)(ii) being collectively referred to as the “Interim Oversight Fee”). For the avoidance of doubt, if all the conditions to the Effective Date other than the condition in paragraph 1(b)(iv) have been satisfied, Product Manager shall be entitled to receive from Products Investor, and Products Investor shall pay to Product Manager, promptly following the eleventh day after entry of the Approval Order, all Annual Management Fees and Oversight Fees that Product Manager would have received during the period beginning on June 2, 2009 and ending on the date hereof, and all payments of Annual Management Fees and Oversight Fees pursuant to this sentence shall be Interim Management Fees and Interim Oversight Fees for purposes of this Agreement.

(f) The Parties hereto acknowledge and agree that simultaneous with the termination of the Management Agreement as set forth in paragraph 3(b), all obligations of

USSP and USS JV Manager Inc. (“JV Manager”) to Products Investor under that certain Performance Guaranty, dated as of August 7, 2006, made by USSP and JV Manager to Products Investor (the “Performance Guaranty”), shall be terminated and of no further force and effect; provided, however, that notwithstanding the foregoing, the obligations of USSP and JV Manager under the Performance Guaranty in respect of Product Manager’s obligations under Section 7.3 of the Management Agreement shall survive termination of the Performance Guaranty.

4. Settlement Payments. On the Effective Date, the Blackstone/Cerberus Parties, jointly and severally, shall deposit Fourteen Million Dollars ($14,000,000) less the amount of Interim Management Fees and Interim Oversight Fees actually paid to Product Manager between the date hereof and the Effective Date into an escrow account (the “Escrow Account”) pursuant to the terms of an escrow agreement substantially in the form attached hereto as Exhibit A for the purpose of funding the payment obligations in paragraphs 4(a) through 4(c). The Blackstone/Cerberus Parties shall, in cases of paragraphs 4(a) through (c), cause distributions from the Escrow Account to, and Products Investor shall, in cases of paragraphs 4(d) and (e) directly pay, Product Manager at the times and in the manner set forth below (the “Settlement Payments”):

(a) On the Effective Date, Nine Million Dollars ($9,000,000) by wire transfer of immediately available funds less 50% of the amount of Interim Management Fees actually paid to Product Manager between the date hereof and the Effective Date.

(b) On the 40th day following the conclusion of the Management Transition Period (or, if such date is not a business day, on the first business day after such date), subject to the orderly transition of vessel management with respect to the Operating Vessels as provided in paragraph 3(b), Two Million Three Hundred Thousand Dollars ($2,300,000) less 50% of the amount of Interim Management Fees actually paid to Product Manager between the date hereof and the Effective Date.

(c) Two Million Seven Hundred Thousand Dollars ($2,700,000) less the amount of Interim Oversight Fees actually paid to Product Manager between the date hereof and the Effective Date, such amount to be paid in equal monthly installments through December 2010, on the 17th day of each calendar month (or, if such date is not a business day, on the first business day after such date) commencing with the first month after the Effective Date. For the avoidance of doubt, from and after the Effective Date (i) Debtors shall have no obligation to, and shall not, perform Construction Supervision Services on behalf of Products Investor except, and then only, to the extent reasonably requested by Products Investor in writing and shall perform no other Construction Supervision Services pertaining to any of the Vessels, (ii) the payments due under this paragraph 4(c) are due and payable whether or not Product Manager renders any Construction Supervision Services and (iii) neither Product Manager nor any Manager’s Covered Person (as defined in the Management Agreement) shall be liable, responsible or accountable in damages or otherwise to Products Investor, the JV Subsidiaries (as defined in the Management Agreement) or the Blackstone/Cerberus Parties for any losses, damages, liabilities, demands or expenses suffered by Products Investor, the JV Subsidiaries or the Blackstone/Cerberus Parties for mistakes of judgment or for action or inaction in performing Construction Supervision Services on behalf of Products Investor to the extent reasonably requested by Products Investor in writing pursuant to clause (i) of this sentence, except to the extent arising out of (A) the gross negligence or willful misconduct of such Manager’s Covered Person or (B) a violation of any Applicable Law (as defined in the Management Agreement) by the Manager’s Covered Person. The Blackstone/Cerberus Parties and Products Investor hereby agree to hold harmless and indemnify the Debtors for any damages or liabilities incurred by the Debtors during the period from the Effective Date through and until the completion of construction of the Vessels, arising from or related to the services performed by a person or construction manager other than Product Manager or as a result of Products Investor not appointing another person to provide Construction Supervision Services and not requesting Product Manager to provide such services.

(d) Upon Delivery (as defined in the Construction Contract) of any of Vessels 3, 4 and 5, to the extent Products Investor receives a provisional deduction in Progress Payments (as defined in the Construction Contract) made to NASSCO based on NASSCO’s cost performance pursuant to Article 3(e) of the Construction Contract with respect to such Vessel (such deduction amount, a “Cost Under-run Provisional Deduction”), Products Investor shall, within 2 days of making any Progress Payment that has been reduced to give effect to such Cost Under-run Provisional Deduction, pay Product Manager (by wire transfer of immediately available funds) an amount equal to 50% of the first One Million Dollars ($1,000,000) of any such Cost Under-run Deduction. For the avoidance of doubt, (i) the aggregate amount that Product Manager may receive under this paragraph shall be up to, but not in excess of, Five Hundred Thousand Dollars ($500,000) and (ii) if Product Manager does not receive $500,000 in connection with any Cost Under-run Provisional Deduction in respect of Vessel 3, then additional amounts shall be paid from the Cost Under-run Provisional Deductions in respect of Vessel 4, if any, and, if necessary, Vessel 5, if any, until Product Manager has received a total of $500,000 in the aggregate under this provision; provided that any payment due under this paragraph 4(d) with respect to Vessel 5 shall be made within 2 days after receipt of the Cost Under-run Payment (as defined below), if any, made by NASSCO to Products Investor.

(e) Upon the expiration of Vessel 5’s Guarantee Period (as defined in the Construction Contract), to the extent Products Investor receives a payment based on NASSCO’s cost performance pursuant to Article 3(d) of the Construction Contract with respect to such Vessel (such deduction amount, a “Cost Under-run Payment”), Products Investor shall, within 2 days of receipt of such Cost Under-run Payment, pay Product Manager (by wire transfer of immediately available funds) an amount equal to 50% of the first $500,000 of any such Cost Under-run Payment not applied to satisfy Products Investor’s obligations under paragraph 4(d). For the avoidance of doubt, the aggregate amount that Product Manager may receive under this paragraph 4(e) shall be up to, but not in excess of, Two Hundred and Fifty Thousand Dollars ($250,000).

(f) The payments to be made pursuant to paragraphs 4(a) through (e) shall be in settlement of the termination of the Management Agreement, and payment of management and other fees to have been paid thereunder. For the avoidance of doubt, in addition to the payments to be made pursuant to paragraphs 4(a) through (e), Product Manager shall be entitled to receive, and Products Investor shall pay to Product Manager, in accordance with the terms of the Management Agreement, all Reimbursable Expenses incurred by Product Manager through the end of the Management Transition Period.

(g) The Settlement Payments shall be in full settlement of any and all claims or interests whatsoever Debtors may have relating to Products Investor and the Blackstone/Cerberus Parties, other than claims for Reimbursable Expenses and indemnification under Section 7 of the Management Agreement, and in full settlement of all other claims being released by Debtors pursuant to this Agreement. The Settlement Payments shall be made by wire transfer to an account in the United States to be designated by Product Manager. Failure by

Products Investor to make payments pursuant to paragraph 4(d) and (e) in accordance with the dates set forth in this Agreement shall not be deemed a default under this Agreement, unless a missed payment shall not have been cured within 3 business days following receipt by Products Investor, the Blackstone/Cerberus Parties, and their counsel, of written notice of such missed payment by the Debtors. With respect to the payments due under paragraphs 4(d) and (e), Product Investors shall provide Product Manager with notice of when the respective Vessels are delivered, and, if the aggregate amount to be paid thereunder to Product Manager is not paid with respect to any Vessel, documentation demonstrating in reasonable detail whether or not a Cost-under Run Payment is due and the calculation of the Cost-under Run Payment. For the avoidance of doubt, except as provided in paragraph 4(i), the Blackstone/Cerberus Parties’ obligations under this paragraph 4 shall be satisfied in full, with respect to each payment, upon the transfer of funds to the account or accounts designated by Product Manager for such payments.

5. Jan Ziobro. The Debtors hereby agree that as of the Effective Date of this Agreement, and for so long as Mr. Jan T. Ziobro is employed by any of Debtors or their affiliates (it being understood and agreed that Debtors shall have no obligation to retain Mr. Ziobro as an employee), Debtors shall, upon reasonable prior notice, provide to Products Investor and/or the person providing construction oversight services to Products Investor reasonable access to Mr. Ziobro promptly upon request in connection with oversight of Vessel construction, including following the termination of the Management Agreement, consistent with past practice. For the avoidance of doubt, no consideration shall be paid to Debtors in connection with the performance by Mr. Ziobro of such services beyond the Settlement Payments set forth in this Agreement.

6. Vessel Sales. (a) With respect to any one or more Vessels, in the event Products Investor makes a bona fide decision to sell one or more of the Vessels then, prior to effecting any such sale of one or more of the Vessels, Products Investor shall provide written notice to Debtors that it intends to effect a sale of a Vessel or Vessels (a “Proposed Sale Notice”).

(b) Within 21 days of the date such Proposed Sale Notice is delivered to Debtors, Debtors may elect, by delivery of a bona fide written notice (a “Purchase Offer Notice”) to Products Investor not later than the end of such 21 day period, to offer to purchase one or more of the Vessels offered. The Purchase Offer Notice shall include evidence reasonably satisfactory to Products Investor demonstrating that Debtors have adequate financial resources to timely consummate the purchase of the Vessel or Vessels. The terms of any Purchase Offer Notice shall expire on the tenth day following its delivery to Products Investor. If Products Investor accepts the Purchase Offer Notice within such ten day period, then Products Investor shall sell the Vessel or Vessels to Debtors on a date designated by Debtors that is not more than 120 days after the date the Purchase Offer Notice is accepted by Products Investor. For the avoidance of doubt, Products Investor is under no obligation to accept any Purchase Offer Notice.

(c) In the event that a Purchase Offer Notice was delivered but was not accepted by Products Investor, then Products Investor may sell the Vessel or Vessels to a third party purchaser free of any right of Debtors, provided, however, that Debtors will be permitted to fully participate as a bidder in, and not be subject to a negative bias in connection with, any such sales process. Products Investor shall exercise its commercially reasonable business judgment in conducting any sales process and in determining the successful bidder (if any) and the terms of any accepted purchase offer for any Vessel or group of Vessels.

7. Releases. (a) As of the Effective Date and again as of the last day of the Management Transition Period, Debtors and each of their predecessors, successors, assigns, agents, attorneys, insurers, subsidiaries, affiliates, stockholders, officers, directors, employees, heirs, executors, administrators, trusts, and trustees (collectively, “Debtor Releasors”) fully and irrevocably release the Blackstone/Cerberus Parties, any other Blackstone or Cerberus entity that at any time was a member of Products Investor or a lender under the Credit Agreement, and Products Investor, and each of their predecessors, successors, parents, subsidiaries, affiliates, divisions, officers, present and former directors, members, partners, principals, employees, agents, shareholders, assigns, heirs, executors, administrators, trusts, trustees, and counsel (collectively, the “Blackstone/Cerberus Releasees”) of and from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, costs, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, whether direct, derivative, individual, representative, legal, equitable, or of any type, or in any other capacity, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law that any or all Debtor Releasors ever had, now have, or hereinafter shall or may have, against any or all of the Blackstone/Cerberus Releasees for, upon or by reason of any matter, cause, or thing whatsoever in any way relating to, involving, referring to, arising out of, or based upon, directly or indirectly, any actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters or things whatsoever, or any series thereof, existing or occurring on or prior to the last day of the Management Transition Period; provided, however, that nothing herein shall release (i) the Blackstone/Cerberus Releasees from any of their obligations under this Agreement, (ii) Products Investor from its obligations under Sections 4.3 and 7.2 of the Management Agreement, or (iii) any claim of any Debtor Releasor based on any Blackstone/Cerberus Releasees’ ownership of USSP’s 13% Senior Secured Notes due 2014.

(b) As of the Effective Date and again as of the last day of the Management Transition Period, the Blackstone/Cerberus Parties, on behalf of themselves and on behalf of any other Blackstone or Cerberus entity that at any time was a member of Products Investor or a lender under the Credit Agreement, Products Investor and each of their predecessors, successors, assigns, agents, attorneys, insurers, subsidiaries, affiliates, stockholders, officers, directors, employees, heirs, executors, administrators, trusts, and trustees (collectively, the “Blackstone/Cerberus Releasors”) fully and irrevocably release Debtors and each of their predecessors, successors, parents, subsidiaries, affiliates, divisions, officers, present and former directors, members, partners, principals, employees, agents, shareholders, assigns, heirs, executors, administrators, trusts, trustees, and counsel (collectively, “Debtor Releasees”) of and from any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, costs, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature or description whatsoever, whether known or unknown, disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, whether direct, derivative, individual, representative, legal, equitable, or of any type, or in any other capacity, whether based on state, local, foreign, federal, statutory, regulatory, common, or other law that any or all the Blackstone/Cerberus Releasors ever had, now have, or hereinafter shall or may have, against any or all of the Debtor Releasees for, upon or by reason of any matter, cause, or thing whatsoever in any way relating to, involving, referring to, arising out of, or based upon, directly or indirectly, any actions, transactions, occurrences, statements, representations, misrepresentations, omissions, allegations, facts, practices, events, claims or any other matters or things whatsoever, or any series thereof, existing or occurring on or prior to the last day of the Management Transition Period; provided, however, that nothing herein shall release (i) the Debtor Releasees from any of their obligations under this Agreement, (ii) Product Manager from its obligations under Section 7.3 of the Management Agreement, or (iii) any claim of any Blackstone/Cerberus Releasor based on such entity’s ownership of USSP’s 13% Senior Secured Notes due 2014.

(c) The Debtor Releasors and the Blackstone/Cerberus Releasors, in connection with and as part of the releases described in paragraphs 7(a) and (b) above, voluntarily waive Section 1542 of the California Civil Code, or any similar, comparable or equivalent provision of the statutory or non-statutory law of any other jurisdiction. Section 1542 provides:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

(d) The Parties acknowledge that they may hereafter discover facts different from or in addition to those they now know or believe to be true with respect to the matters that are the subject of this Agreement, and they expressly agree to assume the risk of the possible discovery of additional or different facts, and agree that the releases contained herein shall be and remain effective in all respects regardless of such additional or different facts, unless this Agreement shall be declared null and void as provided herein.

8. No Further Actions. (a) Other than enforcement of the terms of this Agreement and Sections 4.3 and 7.2 of the Management Agreement, the Debtor Releasors (i) shall not institute, commence, assert or prosecute against any of the Blackstone/Cerberus Releasees any claim, demand, action, suit or proceeding of any kind or nature whatsoever, in law or in equity, directly or indirectly, whether by way of action, defense, set-off, cross-complaint, counterclaim or otherwise, and whether for payment, damages, loss, specific performance or otherwise, related to any claim to be released pursuant to paragraph 7(a) herein; and (ii) shall indemnify and hold each of the Blackstone/Cerberus Releasees harmless against any and all costs (including attorneys’ fees and expenses) and liabilities incurred by them as a result of the Debtor Releasors breach of the foregoing clause 8(a)(i).

(b) Other than enforcement of the terms of this Agreement and Section 7.3 of the Management Agreement, the Blackstone/Cerberus Releasors (i) shall not institute, commence, assert or prosecute against any of the Debtor Releasees any claim, demand, action, suit or proceeding of any kind or nature whatsoever, in law or in equity, directly or indirectly, whether by way of action, defense, set-off, cross-complaint, counterclaim or otherwise, and whether for payment, damages, loss, specific performance or otherwise, related to any claim to be released pursuant to paragraph 7(b) herein; and (ii) shall indemnify and hold each of the Debtor Releasees harmless against any and all costs (including attorneys’ fees and expenses) and liabilities incurred by them as a result of the Blackstone/Cerberus Releasors’ breach of the foregoing clause 8(b)(i).

(c) The provisions of paragraphs 8(a) and (b) shall be in full force and effect upon execution of this Agreement, and shall remain in effect upon the Effective Date and thereafter.

9. Dismissal of Actions. Upon the Effective Date, in consideration of the mutual promises, covenants, agreements and other consideration described in this Agreement, Debtors shall file or cause to be filed appropriate notices and/or stipulations dismissing the Adversary Proceeding with prejudice, and the Parties shall jointly file or cause to be filed appropriate notices and/or stipulations dismissing the State Court Action with prejudice. The Parties shall bear their own respective costs (including without limitation attorneys’ fees) in the Adversary Proceeding and the State Court Action.

10. Confidential Information. The Debtors shall keep confidential, and cause their affiliates, and Debtors’ and their affiliates’ respective officers, directors, employees and advisors to keep confidential, all information relating to Products Investor and its subsidiaries, including but not limited to information related to their business, charters and related rates, vendors, customers, market analyses, financial information, business plans, employee compensation information, and contracts (collectively, “Confidential Information”), except as required by law and except for information that is available to the public on the Effective Date, or thereafter becomes available to the public other than as a result of a breach of this paragraph 10. For purposes of this paragraph 10 the term “Confidential Information” should not include any information that (a) is or becomes generally available to the public or (b) was or becomes available to Debtors, its affiliates, or any of their respective officers, directors, employees and advisors on a non-confidential basis from a source other than the Blackstone/Cerberus Parties or Products Investor.

11. Restriction on Certain Amendments to LLC Agreement and Construction Contract. Products Investor shall not, and the Blackstone/Cerberus Parties shall not permit Products Investor to, amend in any respect (a) any provision of the LLC Agreement which would be effective for any period prior to the Effective Date, (b) the Construction Contract if such amendment would have the effect of (i) decreasing the Contract Price (as such term is defined in the Construction Contract) for any Vessel or (ii) increasing Contractor’s Actual Cost (as such term is defined in the Construction Contract), for any Vessel or (c) Articles 3(a), (c), (d) or (e), 5, 6, 7 or 9 of the Construction Contract, if, and only to the extent that, any of the foregoing amendments of Articles 3(a), (c), (d) or (e), 5, 6, 7 or 9 of the Construction Contract could otherwise reasonably be expected to adversely affect Product Manager’s rights to receive payments pursuant to paragraph 4(d) or (e) of this Agreement. For the avoidance of doubt, no amendment shall be deemed to adversely affect Product Manager’s right to receive payments pursuant to paragraphs 4(d) or (e) of this Agreement so long as Product Manager receives the payments contemplated by those paragraphs at the time the payments would have been received but for the amendments. Notwithstanding anything to the contrary herein, Products Investor may amend the Construction Contract to defer progress and other payments to NASSCO for no more than six months and such amendments shall not be deemed to adversely affect Product Manager’s rights to receive payments pursuant to paragraph 4(d) or (e) hereof as long as such amendments do not have the effect of or result in a decrease in the Contract Price or an increase in the Contractor’s Actual Cost.

12. Miscellaneous.

(a) By entering into this Agreement, the Parties do not intend to make, nor shall they be deemed to have made, any admission of liability of any kind whatsoever. The Parties agree that they are entering into this Agreement for the purpose of settling certain disputes between them and to avoid further expense with respect to those disputes.

(b) The Blackstone/Cerberus Parties and Products Investor shall not, and shall instruct their officers, directors and employees, and use commercially reasonable efforts to instruct the other persons or entities who are Blackstone/Cerberus Releasors, not to, either directly or through other persons or entities, publish or communicate any Disparaging (as defined below) remarks, comments or statements concerning any of the Debtor Releasees or the operations, prospects or business of the Debtors. The Debtors shall not, and shall instruct their officers, directors and employees, and use commercially reasonable efforts to instruct the other persons or entities who are Debtor Releasors, not to, either directly or through other persons or entities, publish or communicate any Disparaging remarks, comments or statements concerning any of the Blackstone/Cerberus Releasees or the operations, prospects or business of the Blackstone/Cerberus Parties. Notwithstanding the foregoing, nothing in this paragraph shall prevent a Party from responding in a manner that does not violate the preceding sentences to (i) inquiries regarding the State Court Action or the Adversarial Proceeding, (ii) any statement made at any time after the date hereof by another Party hereto, or (iii) any article appearing at any time after the date hereof in the press. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality or business acumen or abilities in connection with any aspect of the operation of business of the covered individual or entity.

(c) This Agreement constitutes the entire agreement between the Parties regarding the settlement of their disputes. Each Party acknowledges that it has not executed this Agreement in reliance on any representation, inducement, promise, agreement, or warranty that is not contained in this Agreement.

(d) The Parties agree that the prior drafting history of this Agreement shall not be used to construe any term of this Agreement.

(e) This Agreement has been negotiated by each Party and its respective attorneys, and the language hereof will not be construed for or against any such Party as the principal drafter of this Agreement.

(f) The individuals signing this Agreement and the Parties on whose behalf such individuals are signing hereby represent and warrant that they are empowered and authorized to sign on behalf of and bind the Parties for whom they have signed.

(g) The Parties represent and warrant that, as of the Effective Date of this Agreement, they have not assigned, conveyed, or otherwise transferred the rights to any claims, demands, causes of action, rights, or obligations related in any way to the claims to be released in paragraphs 7(a) and (b) to any other person or entity, nor shall they hereafter do so; provided, however, that (i) in August 2006 the Debtors granted to its secured lenders a security interest in the Management Agreement and the proceeds thereof and (ii) the Bankruptcy Court has entered orders, including its order dated May 27, 2009 and any subsequent interim or final order that supercedes the May 27, 2009 order, that provides the Debtors’ secured lenders with a security interest in all of the property of the Debtors, now owned or hereafter acquired.

(h) Each Party agrees that this Agreement shall be binding upon the heirs, successors, assigns, subsidiaries, and affiliates of each Party.

(i) The Parties agree that “Products Investor” as used in this Agreement shall mean USS Products Investor LLC and its successors and assigns.

(j) Each Party represents and agrees: (i) that it has fully reviewed this Agreement and has had the opportunity to seek advice by independent counsel of its choosing in that regard; (ii) that it fully understands the terms of this Agreement and has entered into this Agreement voluntarily without any coercion or duress on the part of any person or entity; and (iii) that it was given adequate time to consider all implications of this Agreement prior to entering into it.

(k) This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(l) This Agreement may not be amended or modified except by a written instrument executed by the duly authorized representatives of all of the Parties.

(m) Each party to this Agreement shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party to this Agreement may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated herein.

(n) This Agreement shall be governed by the laws of the State of New York applicable to agreements entered into within the State of New York excluding the choice of law rules thereof. The Parties agree that they are subject to the continuing jurisdiction of the Bankruptcy Court for the purpose of enforcing the provisions of this Agreement.

(o) The Debtors and the Blackstone/Cerberus Parties agree that solely for purposes of executing this Agreement and consummating the actions contemplated herein, Blackstone Capital Partners V USS, L.P. shall be recognized as the managing member of Products Investor. To the extent other actions are required to be taken by Products Investor prior to the Effective Date, the Parties shall reasonably cooperate in implementing a mechanism to effectuate such actions.

* * * * * * *

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by themselves or their duly authorized representatives as of the date hereof.

ACCEPTED AND AGREED:

U.S. SHIPPING PARTNERS L.P.

By:	US Shipping General Partner LLC, its General Partner

By:	/s/ Joseph P. Gehegan
Name: Joseph P. Gehegan
Title: Chief Operating Officer

USS PRODUCT MANAGER LLC

By:	/s/ Joseph P. Gehegan
Name: Joseph P. Gehegan
Title: Chief Operating Officer

USS PRODUCT CARRIERS LLC

By:	/s/ Joseph P. Gehegan
Name: Joseph P. Gehegan
Title: Chief Operating Officer

USS PC HOLDING CORP.

By:	/s/ Joseph P. Gehegan
Name: Joseph P. Gehegan
Title: Chief Operating Officer

BLACKSTONE CORPORATE DEBT ADMINISTRATION L.L.C.

By:	Blackstone Debt Advisors, L.P., its Sole Member

By:	BCLO Advisors L.L.C., its General Partner

By:	/s/ George Fan
Name: George Fan
Title: Managing Director

BLACKSTONE CAPITAL PARTNERS V USS, L.P.

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ David I. Foley
Name: David I. Foley
Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V USS L.P.

By:	BCP v USS Side-by-Side GP L.L.C., its General Partner

By:	/s/ David I. Foley
Name: David I. Foley
Title: Senior Managing Director

BLACKSTONE FAMILY INVESTMENT PARTNERSHIP V-A USS SMD L.P.

By:	Blackstone Family GP L.L.C., its General Partner

By:	/s/ David I. Foley
Name: David I. Foley
Title: Senior Managing Director

BLACKSTONE PARTICIPATION PARTNERSHIP V USS L.P.

By:	BCP V USS Side-by-Side GP L.L.C., its General Partner

By:	/s/ David I. Foley
Name: David I. Foley
Title: Senior Managing Director

BLACKSTONE MEZZANINE PARTNERS II USS L.P.

By:	Blackstone Mezzanine Associates II USS L.P., its General Partner

By:	Blackstone Mezzanine Management Associates II USS L.L.C., its General Partner

By:	/s/ George Fan
Name: George Fan
Title: Managing Director

BLACKSTONE MEZZANINE HOLDINGS II USS L.P.

By:	BMP II USS Side by Side GP L.L.C., its General Partner

By:	/s/ George Fan
Name: George Fan
Title: Managing Director

BLACKSTONE FAMILY MEZZANINE PARTNERSHIP II USS SMD L.P.

By:	Blackstone Family GP L.L.C., its General Partner

By:	/s/ George Fan
Name: George Fan
Title: Managing Director

CERBERUS PARTNERS, L.P.

By:	Cerberus Associates, L.L.C., its General Partner

By:	/s/ Mark A. Neporent
Name: Mark A. Neporent
Title: Senior Managing Director

STYX PARTNERS, L.P.

By:	Styx Associates, LLC, its General Partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Senior Managing Director

A3 FUNDING LP

By:	A3 Fund Management LLC, its General Partner

By:	/s/ Kevin Genda
Name: Kevin Genda
Title: Vice President

USS PRODUCTS INVESTOR LLC

By:	Blackstone Capital Partners V USS L.P., its Managing Member

By:	Blackstone Management Associates V L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:	/s/ David I. Foley
Name: David I. Foley
Title: Senior Managing Director

Schedule A

1.	Consolidated audited financial statements for the Fiscal Year ending December 31, 2008 pursuant to Section 8.2(a) of the LLC Agreement.[2]

2.	Monthly reports for the months of May and June of 2009 pursuant to Section 8.2(f) of the LLC Agreement.

3.	Quarterly reports for the Fiscal Quarters ending March 31 and June 30 of 2009 pursuant to Section 8.2(c) of the LLC Agreement.

4.	Annual operating budget for Products Investor for the 2009 Fiscal Year pursuant to Section 6.9 of the LLC Agreement.

5.	Annual operating budget for each Vessel for the 2009 Fiscal Year.

6.	Quarterly tax estimates for the Fiscal Quarter ended June 30, 2009, pursuant to Section 8.3(b) of the LLC Agreement.

7.	Any and all materials received from NASSCO for the months of April, May and June of 2009.

8.	Construction reports including status updates from the inspection team at the Shipyard (as defined in the Construction Contract) for the months of March, April, May and June of 2009 pursuant to Section (2)(ii) of the Management Agreement.

[2]	The Blackstone/Cerberus Parties understand and acknowledge that these financial statements will show all the existing debt of the Joint Venture to be a current liability, and that all deferred financing costs will have been written off.

EXHIBIT A

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”) dated as of July [ ], 2009, entered into by and among JP Morgan Chase Bank N.A. (“Escrow Agent”), USS Product Manager LLC (“Product Manager”) and Blackstone Capital Partners V USS, L.P. (“Blackstone Entity”).

RECITALS

WHEREAS, the Blackstone Entity, Product Manager and certain other parties have entered into a Settlement Agreement and Release dated as of July 10, 2009 (the “Settlement Agreement”). This Escrow Agreement shall become effective upon the occurrence of the Effective Date as defined in the Settlement Agreement;

WHEREAS, the Blackstone Entity and Product Manager desire that the Escrow Agent act as escrow agent for the purpose of holding the Escrow Funds (as defined below) in the Escrow Account (as defined below) and making payments as provided herein, and Escrow Agent is willing to act in such capacity pursuant to the terms of this Escrow Agreement; and

WHEREAS, the Blackstone Entity and Product Manager intend that the funds deposited into the Escrow Account contemporaneously with the execution of this Agreement shall satisfy the payments to Products Manager pursuant to paragraphs 4(a)-(c) of the Settlement Agreement, subject to the terms and conditions of this Escrow Agreement and the Settlement Agreement.

NOW THEREFORE,

The Blackstone Entity, Product Manager and Escrow Agent hereby agree that, in consideration of the mutual promises and covenants contained herein, Escrow Agent shall hold in escrow and shall distribute the Escrow Funds in accordance with and subject to the terms and conditions set forth herein:

I. DEFINITIONS

1.	Certain Definitions

Capitalized terms used or incorporated herein but not defined herein will have the meanings given to them in the Settlement Agreement.

II. INSTRUCTIONS

1.	Escrow Funds

(a)

On the Effective Date, the Blackstone/Cerberus Parties shall deposit with the Escrow Agent the amount required pursuant to paragraph 4 of the Settlement Agreement in immediately available funds (such amount, the “Deposit”). The Deposit shall be deposited with Escrow Agent in Account Number [•] (the “Escrow Account”).

(b)	The foregoing Deposit, plus all interest, dividends, gains or other income earned with respect thereto (if any), less any funds distributed or paid in accordance with this Escrow Agreement, are collectively referred to herein as “Escrow Funds.”

2.	Appointment of Escrow Agent

The Blackstone Entity and Product Manager hereby appoint Escrow Agent, and Escrow Agent hereby agrees, to act as custodian of the Escrow Funds, and to hold, invest, reinvest and distribute the Escrow Funds in accordance with the instructions and terms and conditions of this Escrow Agreement. The Escrow Agent shall, except to the extent prohibited by law, segregate the funds credited to the Escrow Account from its other funds held as an agent or in trust.

3.	Investment of Escrow Funds

(a)	Upon receipt of the Deposit, the Escrow Agent shall deposit Escrow Funds in a non-interest bearing account, unless otherwise instructed by the Blackstone Entity and Product Manager. JP Morgan Chase Bank N.A. is a participant in the FDIC’s Transaction Account Guarantee Program. A customer maintaining any non-interest bearing transaction account(s) at JP Morgan Chase Bank N.A. may benefit from the insurance coverage provided in the Program (the “Program”) in the form of a full guarantee by the FDIC of such account(s). The FDIC maintains the right to modify and/or interpret the provisions of the Program and, accordingly, the Escrow Agent may implement such modifications and/or interpretations at any time upon written notice to the Blackstone Entity and Product Manager.

(b)	Escrow Agent shall have no liability for any loss arising from or related to any such investment other than in accordance with paragraph 4 of the Terms and Conditions sections of this Escrow Agreement.

(c)	All interest, gains, and other income (if any) earned with respect to the Escrow Account (its “Escrow Earnings”) shall be credited to and held in such Escrow Account.

4.	Distribution of Escrow Funds

(a)	4(a) Payment Amount.

(i) On the Effective Date, Product Manager and the Blackstone Entity shall jointly execute and deliver to the Escrow Agent a certificate substantially in the form of Exhibit A attached hereto (the “Joint Instruction Certificate”) instructing the Escrow Agent to make a distribution of the amount set forth in the Joint Instruction Certificate (the “4(a) Payment Amount”) to Product Manager by wire transfer to the Product Manager Account identified on Schedule A to this Escrow Agreement or such other account as may be designated by Product Manager in writing to Escrow Agent from time to time (the “Product Manager Account”).

(ii) Upon receipt of the Joint Instruction Certificate, Escrow Agent shall as soon as practicable thereafter, release from the Escrow Account, and pay to Product Manager in immediately available funds the 4(a) Payment Amount in accordance with the disbursement instructions set forth in such Joint Instruction Certificate.

(b)	4(b) Payment Amount.

(i) No later than the 30th day following the conclusion of the Management Transition Period, Product Manager shall execute and deliver to the Escrow Agent a certificate substantially in the form of Exhibit B attached hereto (the “4(b) Request Certificate”) instructing the Escrow Agent to make a distribution from the Escrow Account of the amount required pursuant to paragraph 4(b) of the Settlement Agreement (the “4(b) Payment Amount”) to Product Manager by wire transfer to the Product Manager Account.

(ii) At the time of delivery of the 4(b) Request Certificate, a duplicate copy of such certificate shall be delivered to the Blackstone Entity. On the 40th day following the conclusion of the Management Transition Period (or, if such date is not a business day, on the first business day after such date) (the “4(b) Payment Date”), the Escrow Agent shall release from the Escrow Account and pay to Product Manager from the Escrow Account in immediately available funds the 4(b) Payment Amount in accordance with the disbursement instructions set forth in the 4(b) Request Certificate, provided that such distribution shall not be made if the Blackstone Entity shall have filed a motion with the Bankruptcy Court requesting a determination that Product Manager is not entitled to receive the payment under paragraph 4(b) of the Settlement Agreement, such motion to have been filed with the Bankruptcy Court and a copy delivered by the Blackstone Entity to the Escrow Agent and Product Manager at least three days prior to the 4(b) Payment Date (a “4(b) Objection”).

(c)	4(c) Payment Amount.

(i) On the Effective Date, pursuant to paragraph 4(c) of the Settlement Agreement, Product Manager shall execute and deliver to the Escrow Agent a certificate substantially in the form of Exhibit C attached hereto (the “4(c) Request Certificate”) instructing the Escrow Agent to make monthly distributions from the Escrow Account on the amount set forth in the 4(c) Request Certificate, (each a “4(c) Payment Amount”), such 4(c) Payment Amount to be paid on the 17th day of each calendar month commencing with the first month after the Effective Date (each a “4(c) Payment Date”), by wire transfer to the Product Manager Account.

(ii) At the time of delivery of the 4(c) Request Certificate, a duplicate copy of such certificate shall be delivered to the Blackstone Entity. On each 4(c) Payment Date, the Escrow Agent shall release from the Escrow Account and pay to Product Manager from the Escrow Account in immediately available funds the 4(c) Payment Amount in accordance with the disbursement instructions set forth in the 4(c) Request Certificate, provided that such distributions shall not be made if the Blackstone Entity shall have filed a motion with the Bankruptcy Court requesting a determination that Product Manager is not entitled to receive payments under paragraph 4(c) of the Settlement Agreement, such motion to have been filed with the Bankruptcy Court and a copy delivered by the Blackstone Entity to the Escrow Agent and Product Manager at least three days prior to a 4(c) Payment Date (a “4(c) Objection”).

(d)	Resolution of Objection.

In the event that the Blackstone Entity shall deliver a 4(b) Objection or a 4(c) Objection, Product Manager and the Blackstone Entity shall attempt in good faith to agree upon the proper instructions to be given to the Escrow Agent with respect to such distribution(s) (if any) in accordance with the applicable provisions of the Settlement Agreement. If such parties should so agree, joint written instructions of such parties setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such joint written instructions and make the one or more distributions (if any) from the Escrow Account. If no such agreement is reached after good faith negotiation, the Bankruptcy Court shall resolve the dispute.

The Escrow Agent will act solely on the instruction from the Product Manager and/or the Blackstone Entity as provided in paragraph 4 of this Escrow Agreement, and shall not be responsible for, nor chargeable with, knowledge of, nor have any requirements to comply with the terms and conditions of the Settlement Agreement.

5.	Addresses

Any notices, consents, waivers or other communications required or permitted to be given under the terms of the Escrow Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

(a)	If to the Escrow Agent:

JP Morgan Chase Bank N.A.

Escrow Services

4 New York Plaza, 21st Floor

New York, NY 10004

Attn: Andy Jacknick/Christopher Fasouletos

Telephone Number: (212) 623-6224

Facsimile Transmission No.: (212) 623-6168

(b)	If to the Blackstone Entity:

Blackstone Entity

c/o Blackstone Capital Partners V USS, L.P.

345 Park Avenue

29th Floor

New York, New York 10154

Attention: David I. Foley

Telephone Number: (212) 583-5832

Facsimile Transmission No: (212) 583-5703

with a copy (which shall not constitute notice) to (legal counsel):

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: Adam C. Harris, Esq.

Telephone Number: (212) 756-2253

Facsimile Number: (212) 593-5955

(c)	If to Product Manager:

USS Product Manager LLC

399 Thornall Street

Edison, New Jersey 08837

Attention: Joe Gehegan

Telephone Number: 732-636-2701

Facsimile Number: 732-635-1918

with a copy (which shall not constitute notice) to (legal counsel):

Fulbright & Jaworski L.L.P.

666 Fifth Avenue

New York, New York 10103

Attention: David Barrack and Roy L. Goldman

Telephone Number: 212-318-3000

Facsimile: 212-318-3400

Notwithstanding the above, in the case of communications delivered to the Escrow Agent pursuant to (i), (ii) and (iii) of this paragraph 5, such communications shall be deemed to have been given on the date received by an officer of the Escrow Agent or any employee of the Escrow Agent who reports directly to any such officer at the above-referenced office. In the event that the Escrow Agent, in its sole discretion, shall determine that an emergency exists, the Escrow Agent may use such other means of communication as the Escrow Agent deems appropriate. “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which the Escrow Agent located at the notice address set forth above is authorized or required by law or executive order to remain closed.

6.	Distribution of Escrow Funds Upon Termination

Upon termination of the Escrow Agreement, any Escrow Funds then held hereunder shall be distributed to the Blackstone Entity.

7.	Compensation

(a) On the Effective Date, Escrow Agent shall be paid a fee of $[ ], to be paid 50% by the Blackstone Entity and 50% by Product Manager, in consideration of the services to be provided by the Escrow Agent hereunder.

(b) Promptly after receipt of documentation reasonably satisfactory to the Blackstone Entity and Product Manager, Escrow Agent shall be reimbursed upon demand for all reasonable and documented out-of-pocket expenses, disbursements and advances incurred or made by Escrow Agent in connection with this Escrow Agreement, in each case, to be paid 50% by the Blackstone Entity and 50% by Product Manager.

8.	Taxation of Escrow Earnings

(a) The parties hereto agree that, for tax reporting purposes, Product Manager shall be treated as the owner of all Escrow Funds while held by Escrow Agent, and Escrow Agent shall, for each calendar year (or portion thereof) for which the Escrow Funds are so held report the interest, dividend and other income (the “Earnings”) earned on the Escrow Funds on Internal Revenue Service Form 1099. On the tenth day of each January, April, June and September, and on each date Escrow Funds are released, in order to allow Product Manager to satisfy its income tax liabilities with respect to the Earnings, the Escrow Agent shall release and disburse to Product Manager in accordance with payment instructions on Schedule A of the 4(c) Request Certificate, an amount of cash from the Earnings in the Escrow Fund equal to the product of 40% and the total amount of Earnings with respect to any period for which Product Manager has not received a distribution under this Section 8(a).

(b) Product Manager will provide the Escrow Agent with its tax identification number by furnishing an appropriate Internal Revenue Service Form W-9 and any other forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”) to the Escrow Agent within 30 days after the date hereof. The parties hereto understand that, if such Tax Reporting Documentation is not so provided to the Escrow Agent, the Escrow Agent may be required by the Internal Revenue Code of 1986, as amended, to withhold and promptly remit to the Internal Revenue Service a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement.

III. TERMS AND CONDITIONS:

1.

The duties, responsibilities and obligations of Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among the Blackstone Entity or Product Manager or to which the Blackstone Entity or Product Manager are a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from the Blackstone Entity or Product Manager or any entity acting on their behalf. Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, except in the case of its fraud, gross negligence or willful misconduct.

2.	This Escrow Agreement is for the sole and exclusive benefit of the parties hereto and their respective successors hereunder, and shall not be deemed to give or confer, either express or implied, any legal or equitable right, remedy, benefit or claim to or upon any other entity or person whatsoever.

3.	If at any time Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the Escrow Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrow Funds) (each, an “Order”), Escrow Agent shall, within three (3) business days of receipt of such Order provide to the Blackstone Entity and Product Manager a courtesy copy of such Order (which shall include a copy of any written material provided with such Order). The Blackstone Entity, Product Manager and Escrow Agent shall use their reasonable best efforts to oppose or limit the effect of such Order. Escrow Agent is authorized to comply with such Order in any manner as it or its legal counsel of its own choosing deems reasonably appropriate; and if Escrow Agent reasonably complies with any such Order, Escrow Agent shall not be liable to any of the parties hereto or to any other person or entity even though such Order may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

4.	(a) Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of fraud, gross negligence or willful misconduct on its part. In no event shall Escrow Agent be liable (i) for acting in accordance with or relying upon any joint instruction, notice, demand, certificate or document from the Blackstone Entity or Product Manager or any entities acting on their behalf, in each case as permitted by this Escrow Agreement, (ii) for any consequential, punitive or special damages, (iii) for the acts or omissions of its nominees, correspondents, designees, subagents or subcustodians, or (iv) for an amount in excess of the value of the Escrow Funds, valued as of the date of deposit.

(b) If any fees, expenses or costs incurred by, or any obligations owed to, Escrow Agent hereunder are not promptly paid when due, Escrow Agent shall give notice in writing to the Blackstone Entity and Product Manager of such failure to pay. If such fees, expenses or costs are not paid by the Blackstone Entity and Product Manager within ten (10) business days of such notice, Escrow Agent may reimburse itself therefor from the Escrow Funds and may sell, convey or otherwise dispose of any Escrow Funds for such purpose.

(c) Escrow Agent may consult with legal counsel at the expense of the Blackstone Entity and Product Manager as to any matter relating to this Escrow Agreement, and Escrow Agent shall not incur any liability in acting in accordance with any advice from such counsel.

(d) Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence beyond the control of Escrow Agent (including but not limited to any act or provision of any present or future law or regulation or governmental authority, any act of God or war, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

5.	Unless otherwise specifically set forth herein, Escrow Agent shall proceed as soon as practicable to collect any checks or other collection items at any time deposited hereunder. All such collections shall be subject to Escrow Agent’s usual collection practices or terms regarding items received by Escrow Agent for deposit or collection. Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

6.	Escrow Agent shall provide to the Blackstone Entity and Product Manager monthly statements identifying transactions, transfers or holdings of Escrow Funds and each such statement shall be deemed to be correct and final upon receipt thereof by each of the Blackstone Entity and Product Manager unless Escrow Agent is notified in writing to the contrary within thirty (30) business days of the date of such statement.

7.	Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents or securities deposited hereunder, or for any description therein, or for the identity, authority or rights of persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

8.	Escrow Agent is authorized to comply with and rely upon any notices, instructions or other communications actually received by it and believed by it to have been sent or given jointly by the Blackstone Entity and Product Manager or by a person or persons authorized by them. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a Saturday, Sunday, or banking holiday, such time shall be extended to the next day on which Escrow Agent is open for business.

9.	The Blackstone Entity and Product Manager, jointly and severally, shall be liable for and shall reimburse and indemnify Escrow Agent and hold Escrow Agent harmless from and against any and all claims, losses, liabilities, costs, damages or expenses (including reasonable attorneys’ fees and expenses) (collectively, “Losses”) arising from or in connection with or related to this Escrow Agreement or being Escrow Agent hereunder (including but not limited to Losses incurred by Escrow Agent in connection with its successful defense, in whole or in part, of any claim of fraud, gross negligence or willful misconduct on its part), provided, however, that nothing contained herein shall require Escrow Agent to be indemnified for Losses caused by its fraud, gross negligence or willful misconduct.

10.	(a) The Blackstone Entity and Product Manager may jointly remove Escrow Agent at any time by giving to Escrow Agent thirty (30) calendar days’ prior notice in writing signed by the Blackstone Entity and Product Manager. Escrow Agent may resign at any time by giving to the Blackstone Entity and Product Manager thirty (30) calendar days’ prior written notice thereof; provided, however, that no such resignation shall be effective until a successor agent reasonably acceptable to the Blackstone Entity and Product Manager shall have been appointed and such appointment shall have been accepted by such successor escrow agent and Escrow Agent shall have delivered all Escrow Funds and any instruments in which the Escrow Funds have been invested in accordance with this Escrow Agreement to such successor escrow agent.

(b) Within twenty (20) calendar days after giving the foregoing notice of removal to Escrow Agent or receiving the foregoing notice of resignation from Escrow Agent, the Blackstone Entity and Product Manager shall jointly agree on and appoint a successor Escrow Agent. Any such successor escrow agent shall agree to be bound by the terms of this Escrow Agreement and shall, upon receipt of the Escrow Funds and any instruments in which the Escrow Funds have been invested in accordance with this Escrow Agreement, become Escrow Agent hereunder. If a successor Escrow Agent has not accepted such appointment by the end of such 20-day period, Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by Escrow Agent in connection with such proceeding shall be paid by, and be deemed a joint and several obligation of, the Blackstone Entity and Product Manager.

(c) Upon receipt of the identity of the successor Escrow Agent, Escrow Agent shall deliver the Escrow Funds then held hereunder to the successor Escrow Agent, less Escrow Agent’s fees, costs and expenses or other obligations owed to Escrow Agent.

(d) Upon proper delivery of the Escrow Funds to a successor Escrow Agent in accordance with the terms hereof, Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

11.	(a) In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by Escrow Agent hereunder, Escrow Agent may, in its sole discretion, refrain from taking any action other than retain possession of the Escrow Funds, unless Escrow Agent receives written instructions, signed by the Blackstone Entity and Product Manager, which eliminates such ambiguity or uncertainty.

(b) In the event of any dispute between or conflicting claims by or among the Blackstone Entity and Product Manager and/or any other person or entity with respect to any Escrow Funds, Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrow Funds so long as such dispute or conflict shall continue, and Escrow Agent shall not be or become liable in any way to the Blackstone Entity or Product Manager for failure or refusal to comply with such conflicting claims, demands or instructions. Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of the Bankruptcy Court, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to Escrow Agent or (ii) Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses which it may incur by reason of so acting. Escrow Agent may, in addition, elect, in its sole discretion, to commence in the Bankruptcy Court an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed a joint and several obligation of, the Blackstone Entity and Product Manager.

12.	This Escrow Agreement shall be interpreted, construed, enforced and administered in accordance with the internal substantive laws (and not the choice of law rules) of the State of New York and the United States. Each of the Blackstone Entity, Product Manager and the Escrow Agent hereby submits to the personal jurisdiction of and each agrees that all proceedings relating hereto shall be brought in the Bankruptcy Court. Each of the Blackstone Entity, Product Manager and the Escrow Agent hereby waives the right to trial by jury. To the extent that in any jurisdiction the Blackstone Entity, Product Manager or the Escrow Agent may be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (whether before or after judgment) or other legal process, each hereby irrevocably agrees not to claim, and hereby waives, such immunity. Each of the Blackstone Entity, Product Manager and the Escrow Agent waives personal service of process and consents to service of process by certified or registered mail, return receipt requested, directed to it at the address last specified for notices hereunder, and such service shall be deemed completed ten (10) business days after the same is so mailed.

13.	This Escrow Agreement may be amended, waived or otherwise modified only by a written amendment or waiver signed by all the parties hereto or, in the case of a waiver, by the party or parties hereto against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

14.	The rights and remedies conferred upon the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

15.	Each of the Blackstone Entity, Product Manager and the Escrow Agent hereby represents and warrants, individually and not with respect to any other party to this Escrow Agreement (a) that this Escrow Agreement has been duly authorized, executed and delivered on its behalf and constitutes its legal, valid and binding obligation and (b) that the execution, delivery and performance of this Escrow Agreement by itself do not and will not violate any applicable law or regulation.

16.	The invalidity, illegality or unenforceability of any provision of this Escrow Agreement shall in no way affect the validity, legality or enforceability of any other provision; and if any provision is held to be enforceable as a matter of law, the other provisions shall not be affected thereby and shall remain in full force and effect.

17.	This Escrow Agreement, along with the Settlement Agreement, shall constitute the entire agreement of the parties with respect to the subject matter and supersedes all prior oral or written agreements in regard thereto, and to the extent there is a conflict between the two agreements, the Settlement Agreement shall control.

18.	Upon distribution of the final installment of the 4(c) Payment Amount to Product Manager pursuant to paragraph 5(c)(1) hereof, this Escrow Agreement shall terminate. The provisions of these Terms and Conditions shall survive termination of this Escrow Agreement and/or the resignation or removal of the Escrow Agent.

19.	No printed or other material in any language, including prospectuses, notices, reports, and promotional material which mentions “JP Morgan Chase Bank N.A.” by name or the rights, powers, or duties of the Escrow Agent under this Escrow Agreement shall be issued by any other parties hereto, or on such party’s behalf, without the prior written consent of Escrow Agent.

20.	The headings contained in this Escrow Agreement are for convenience of reference only and shall have no effect on the interpretation or operation hereof.

21.	This Escrow Agreement may be executed by each of the parties hereto in any number of counterparts, each of which counterpart, when so executed and delivered, shall be deemed to be an original and all such counterparts shall together constitute one and the same agreement.

22.	The Escrow Agent does not have any interest in the Escrow Funds deposited hereunder but is serving as escrow holder only and having only possession thereof. The Blackstone Entity and Product Manager, jointly and severally, shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrow Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Escrow Accounts shall be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to income earned on investment of funds which are a part of the Escrow Funds and is not responsible for any other reporting.

23.	Neither this Escrow Agreement nor any of the rights, interests or obligations hereunder may be assigned by any party hereto (whether by operation of law or otherwise) without the prior written consent of the other parties hereto, and any attempted or purported assignment in violation of this paragraph 23 will be null and void; provided that this Escrow Agreement (including the rights, interests and obligations hereunder) may be assigned by the Blackstone Entity by operation of any reorganization, restructuring, consolidation, merger or similar transaction of the Blackstone Entity.

24.	Except as expressly provided in paragraphs 4(b) and 4(c) of the Terms and Conditions herein, Escrow Agent hereby waives any and all rights to offset that it may have against the Escrow Funds including, without limitation, claims arising as a result of any claims, amounts, liabilities, costs, expenses, damages, or other losses that Escrow Agent may be otherwise entitled to collect from any party to this Escrow Agreement or any of their respective affiliates.

25.	Compliance with Court Orders. In the event that any escrow property shall be attached, garnished or levied upon by any court order, or the delivery thereof shall be stayed or enjoined by an order of a court, or any order, judgment or decree shall be made or entered by any court order affecting the property deposited under this Escrow Agreement, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all writs, orders or decrees so entered or issued, which it is advised by legal counsel of its own choosing is binding upon it, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such writ, order or decree it shall not be liable to any of the parties hereto or to any other person, entity, firm or corporation, by reason of such compliance notwithstanding such writ, order or decree be subsequently reversed, modified, annulled, set aside or vacated.

26.	Patriot Act Disclosure. Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires the Escrow Agent to implement reasonable procedures to verify the identity of any person that opens a new account with it. Accordingly, the parties acknowledge that Section 326 of the USA PATRIOT Act and the Escrow Agent’s identity verification procedures require the Escrow Agent to obtain information which may be used to confirm the parties identity including without limitation name, address and organizational documents (“identifying information”). The parties agree to provide the Escrow Agent with and consent to the Escrow Agent obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by the Escrow Agent.

Security Procedures. In the event funds transfer instructions are given (other than in writing at the time of execution of this Escrow Agreement), whether in writing, by facsimile or otherwise, the Escrow Agent is authorized to seek confirmation of such instructions by telephone call-back to the person or persons designated on schedule 1 hereto (“Schedule 1”), and the Escrow Agent may rely upon the confirmation of anyone purporting to be the person or persons so designated. Each funds transfer instruction shall be executed by an authorized signatory, a list of such authorized signatories is set forth on Schedule 1. The persons and telephone numbers for callbacks may be changed only in a writing actually received and acknowledged by the Escrow Agent. If the Escrow Agent is unable to contact any of the authorized representatives identified in Schedule 1, the Escrow Agent is hereby authorized to seek confirmation of such instructions by telephone call-back to any one or more of Blackstone Entity or the Product Manger’s executive officers, (“Executive Officers”), as the case may be, which shall include the titles of                     , as the Escrow Agent may select. Such “Executive Officer” shall deliver to the Escrow Agent a fully executed incumbency certificate, and the Escrow Agent may rely upon the confirmation of anyone purporting to be any such officer. The Escrow Agent and the beneficiary’s bank in any funds transfer may rely solely upon any account numbers or similar identifying numbers provided by Blackstone Entity and the Product Manager to identify (a) the beneficiary, (b) the beneficiary’s bank, or (c) an intermediary bank. The Escrow Agent may apply any of the escrowed funds for any payment order it executes using any such identifying number, even when its use may result in a person other than the beneficiary being paid, or the transfer of funds to a bank other than the beneficiary’s bank or an intermediary bank designated. The parties acknowledge that these security procedures are commercially reasonable.

IN WITNESS WHEREOF, each of the parties has caused this Escrow Agreement to be executed by a duly authorized officer as of the day and year first written above.

BLACKSTONE CAPITAL PARTNERS V USS, L.P.

By:	BLACKSTONE MANAGEMENT, ASSOCIATES, V L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:
Name: David Foley
Title: Senior Managing Director

USS PRODUCT MANAGER LLC

By:
Name:
Title:

JP Morgan Chase Bank N.A., as Escrow Agent

By:
Name:
Title:

SCHEDULE 1

1.	Telephone Number(s) and authorized signature(s) for

2.	Person(s) Designated to give Funds Transfer Instructions

If to Blackstone Entity:

Name	Telephone Number	Signature

1.

2.

3.

If to the Product Manager:

Name	Telephone Number	Signature

1.

2.

3.

EXHIBIT A

JOINT INSTRUCTION CERTIFICATE

[DATE]

JP Morgan Chase Bank N.A.

Escrow Services

4 New York Plaza, 21st Floor

New York, NY 10004

Attn: Andy Jacknick/Christopher Fasouletos

Re:	Account # [ ]

Gentlemen:

Reference is made to the Escrow Agreement, dated as of July [    ], 2009 (the “Escrow Agreement”), entered into by and among JP Morgan Chase Bank N.A. (“Escrow Agent”), USS Product Manager LLC (“Product Manager”) and Blackstone Capital Partners V USS, L.P. (“Blackstone Entity”).

Capitalized terms not defined herein shall have the meanings assigned to them in the Escrow Agreement.

The instructions set forth in this letter constitute the Joint Instruction Certificate given pursuant to Section II; Paragraph 4(a) of the Escrow Agreement.

Pursuant to Section II; Paragraph 4(a) of the Escrow Agreement, Product Manager and the Blackstone Entity hereby jointly instruct the Escrow Agent to disburse the aggregate amount of                      Dollars ($                     )1 from the Escrow Account to Product Manager in accordance with the written payment instructions of Product Manager (which are attached hereto as Schedule A).

The Blackstone Entity and Product Manager hereby agree that the disbursement of the 4(a) Payment Amount from the Escrow Account to Product Manager in accordance with the provisions of this letter constitutes full payment of the amount required by Section II; Paragraph 4(a) of the Escrow Agreement and Section 4(a) of the Settlement Agreement, to be released by the Escrow Agent on the Effective Date.

The amount of the Escrow Account not disbursed pursuant to the foregoing provisions of this letter shall remain subject to the terms and conditions of the Escrow Agreement.

[1]	Such amount to be $9,000,000 less 50% of the amount of Interim Management Fees actually paid to Product Manager between the date of the Settlement Agreement and the Effective Date.

Please acknowledge your receipt of this letter by your signature below where indicated and your return of this letter, as so acknowledged, to Adam C. Harris, Esq. of Schulte Roth & Zabel LLP, by facsimile to (212) 593-5955 and to David Barrack and Roy L. Goldman, of Fulbright & Jaworski L.L.P., by facsimile to (212) 318-3400.

                         Very truly yours,

BLACKSTONE CAPITAL PARTNERS V USS, L.P.

By:	Blackstone Management Associates V USS L.L.C., its General Partner

By:	BMA V USS L.L.C., its Sole Member

By:
Name: David I. Foley
Title: Senior Managing Director

USS PRODUCT MANAGER LLC

By:
Name:
Title:

Acknowledged:

JP Morgan Chase Bank N.A., as Escrow Agent

By:
Name:
Title:

SCHEDULE A

Payment Instructions

of Product Manager

Name of Bank:

ABA Number:

Name of Account:

Account Number:

Ref:

EXHIBIT B

4(b) REQUEST CERTIFICATE

[DATE]

JP Morgan Chase Bank N.A.

Escrow Services

4 New York Plaza, 21st Floor

New York, NY 10004

Attn: Andy Jacknick/Christopher Fasouletos

Re:	Account # [ ]

Gentlemen:

Reference is made to the Escrow Agreement, dated as of July [    ], 2009 (the “Escrow Agreement”), entered into by and among JP Morgan Chase Bank N.A. (“Escrow Agent”), USS Product Manager LLC (“Product Manager”) and Blackstone Capital Partners V USS, L.P.

Capitalized terms not defined herein shall have the meanings assigned to them in the Escrow Agreement.

The instructions set forth in this letter constitute the 4(b) Request Certificate given pursuant to Section II; Paragraph 4(b) of the Escrow Agreement.

Pursuant to Section II; Paragraph 4(b) of the Escrow Agreement, Product Manager hereby instructs the Escrow Agent to disburse the aggregate amount of                      Dollars ($            )2 from the Escrow Account to Product Manager on                      2009, being the 40th day following the conclusion of the Management Transition Period in accordance with the written payment instructions of Product Manager (which are attached hereto as Schedule A).

Product Manager hereby agrees that the disbursement of the 4(b) Payment Amount from the Escrow Account to Product Manager in accordance with the provisions of this letter constitutes full payment of the amount required by Section II; Paragraph 4(b) of the Escrow Agreement and Section 4(b) of the Settlement Agreement to be released by the Escrow Agent on the 4(b) Payment Date.

The amount of the Escrow Account not disbursed pursuant to the foregoing provisions of this letter shall remain subject to the terms and conditions of the Escrow Agreement.

[2]	Such amount to be $2,300,000 less 50% of the amount of Interim Management Fees actually paid to Product Manager between the date of the Settlement Agreement and the Effective Date.

Please acknowledge your receipt of this letter by your signature below where indicated and your return of this letter, as so acknowledged, to Adam C. Harris, Esq. of Schulte Roth & Zabel LLP, by facsimile to (212) 593-5955 and to David Barrack and Roy L. Goldman, of Fulbright & Jaworski L.L.P., by facsimile to (212) 318-3400.

                         Very truly yours,

USS PRODUCT MANAGER LLC

By:
Name:
Title:

Acknowledged:

JP Morgan Chase Bank N.A., as Escrow Agent

By:
Name:
Title:

SCHEDULE A

Payment Instructions

of Product Manager

Name of Bank:

ABA Number:

Name of Account:

Account Number:

Ref:

EXHIBIT C

4(c) REQUEST CERTIFICATE

[DATE]

JP Morgan Chase Bank N.A.

Escrow Services

4 New York Plaza, 21st Floor

New York, NY 10004

Attn: Andy Jacknick/Christopher Fasouletos

Re:	Account # [ ]

Gentlemen:

Reference is made to the Escrow Agreement, dated as of July [    ], 2009 (the “Escrow Agreement”), entered into by and among JP Morgan Chase Bank N.A. (“Escrow Agent”), USS Product Manager LLC (“Product Manager”) and Blackstone Capital Partners V USS, L.P.

Capitalized terms not defined herein shall have the meanings assigned to them in the Escrow Agreement.

The instructions set forth in this letter constitute the 4(c) Request Certificate given pursuant to Section II; Paragraph 4(c) of the Escrow Agreement.

Pursuant to Section II; Paragraph 4(c) of the Escrow Agreement, Product Manager hereby instructs the Escrow Agent to disburse from the Escrow Account to Product Manager an aggregate amount of                      Dollars ($            ) (the “Aggregate 4(c) Payment Amount”), paid in equal monthly installments through December 2010, on the 17th day of each calendar month commencing                      3 17, 2009 in accordance with the written payment instructions of Product Manager (which are attached hereto as Schedule A).

Product Manager hereby agrees that the disbursement of the Aggregate 4(c) Payment Amount from the Escrow Account to Product Manager in accordance with the provisions of this letter shall constitute full payment of the amount required by Section II; Paragraph 4(c) of the Escrow Agreement and Section 4(c) of the Settlement Agreement.

The amount of the Escrow Account not disbursed pursuant to the foregoing provisions of this letter shall remain subject to the terms and conditions of the Escrow Agreement.

* * *

[3]	The first month after the Effective Date.

Please acknowledge your receipt of this letter by your signature below where indicated and your return of this letter, as so acknowledged, to Adam C. Harris, Esq. of Schulte Roth & Zabel LLP, by facsimile to (212) 593-5955 and to David Barrack and Roy L. Goldman, of Fulbright & Jaworski L.L.P., by facsimile to (212) 318-3400.

                         Very truly yours,

USS PRODUCT MANAGER LLC

By:
Name:
Title:

Acknowledged:

JP Morgan Chase Bank N.A., as Escrow Agent

By:
Name:
Title:

SCHEDULE A

Payment Instructions

of Product Manager

Name of Bank:

ABA Number:

Name of Account:

Account Number:

Ref: